                                                                    Exhibit 16.1

November 13, 2003


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We are currently principal accountants for Cascade Financial Corporation (Company) and, under the date of February 28, 2003, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2002 and 2001. On November 10, 2003, we were notified that the Company engaged Moss Adams LLP as its principal accountant for the year ending December 31, 2004 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2003, and the issuance of our report thereon. We have read the Company's statements included under Item 4 of its Form 8-K dated November 10, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the Audit Committee of the Board of Directors engaged Moss Adams LLP and we are not in a position to agree or disagree with the Company's statement that Moss Adams LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

Very truly yours,

(signed) KPMG LLP,
Seattle, WA